                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                      ELECTRONIC DATA SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [EDS LOGO]


                                                        Lester M. Alberthal, Jr.
                               Chairman of the Board and Chief Executive Officer


                                                                   April 6, 1998



Dear Stockholder:

On behalf of your Board of Directors and your management, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of EDS. The meeting will be held on Wednesday, May 20, 1998 at 1:00 p.m. local time, at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074. If you plan to attend, please see the directions on the back of the enclosed proxy card, which will also serve as your admission ticket to the meeting.

You will find information regarding the matters to be voted on at the meeting in the following pages. The 1997 Annual Report to Stockholders is also enclosed with these materials.

We are pleased to offer the options of telephone or internet voting this year to our record holders of Common Stock (those who do not hold through a bank or broker). Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or internet voting procedures described on the proxy card. Please note that your completed proxy, or your telephone or internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

We look forward to seeing you at the meeting.

                                                    Sincerely,

                                                    /s/ LESTER M. ALBERTHAL, JR.

                                                    Lester M. Alberthal, Jr.


  ANY STOCKHOLDER HAVING A DISABILITY REQUIRING SPECIAL ASSISTANCE WHO WOULD LIKE TO ATTEND THE ANNUAL MEETING SHOULD CALL EDS INVESTOR RELATIONS AT (972) 605-8933 AND REASONABLE EFFORTS WILL BE MADE TO ACCOMMODATE SUCH NEEDS. ANY STOCKHOLDER HAVING A DISABILITY REQUIRING SPECIAL ASSISTANCE WHO WOULD LIKE TO ATTEND THE ANNUAL MEETING SHOULD CALL EDS INVESTOR RELATIONS AT (972) 605-8933 AND REASONABLE EFFORTS WILL BE MADE TO ACCOMMODATE SUCH NEEDS.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1998


The Annual Meeting of Stockholders of Electronic Data Systems Corporation ("EDS") will be held at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074 on Wednesday, May 20, 1998 at 1:00 p.m. local time. The purpose of the meeting is to vote on the following proposals (in the case of the stockholder proposal, if presented at the meeting) described in the accompanying Proxy Statement, and any other business that may properly be presented at the meeting or any adjournment of the meeting:

         PROPOSAL 1.       Election of four directors for a three-year term;

         PROPOSAL 2.       Ratification of the appointment of KPMG Peat Marwick
                           LLP as independent auditors; and

         PROPOSAL 3.       A stockholder proposal relating to the appointment of
                           an independent Chairperson.

The record date for the annual meeting is March 24, 1998. Only stockholders of record at the close of business on that date can vote at the meeting.


                                               /s/ D. GILBERT FRIEDLANDER

                                               D. Gilbert Friedlander
                                               Senior Vice President, Secretary
                                               and General Counsel

April 6, 1998

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1998


The Board of Directors of Electronic Data Systems Corporation is soliciting proxies to be used at the 1998 Annual Meeting of Stockholders (the "Meeting"). This proxy statement and the form of proxy will be mailed to stockholders beginning April 6, 1998. References in this Proxy Statement to "EDS" or "we" shall mean Electronic Data Systems Corporation. The mailing address of EDS' principal executive offices is 5400 Legacy Drive, Plano, Texas 75024-3199.

WHO CAN VOTE

Record holders of EDS common stock at the close of business on March 24, 1998 may vote at the Meeting. On that date, 491,582,039 shares of common stock were outstanding. Each share is entitled to cast one vote.

HOW YOU CAN VOTE

If you return your signed proxy, or vote through the telephone or internet voting procedures which may be available to you, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposal 3 may be presented by a stockholder.

If you participate in the EDS Stock Purchase Plan, the EDS common stock fund under any EDS Deferred Compensation Plan, the EDS 1996 Incentive Plan, or the EDS Dividend Reinvestment Plan, you will receive one proxy with respect to all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in a Deferred Compensation Plan may be voted in the discretion of the trustee administering the plan.

IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS, AND "AGAINST" PROPOSAL 3.

REVOCATION OF PROXIES

You can revoke your proxy at any time before it is exercised in any of the following three ways:

       1.   by submitting written notice of revocation to the Secretary of EDS;

       2.   by submitting another proxy that is properly signed and later dated;
            or

       3.   by voting in person at the Meeting.

REQUIRED VOTES

The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the Meeting is required to approve each proposal.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote "against" that proposal. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and haven't received instructions as to how to vote on those proposals ("broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

We do not know of any other matters to be presented or acted upon at the Meeting. Under our By-laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be paid by EDS. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communication by directors, officers or employees of EDS, without extra compensation. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $13,000 plus reimbursement of expenses. We may also reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining their instructions.


                        PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for three classes of directors to be as equal in number as possible. Each class serves a three year term, with one class elected each year. Currently, the Board of Directors is comprised of 11 members. The four Class II directors whose terms expire at this Meeting are Richard B. Cheney, Gary J. Fernandes, C. Robert Kidder, and Enrique J. Sosa. The Board of Directors has nominated these persons for election as Class II directors. If elected, each director will serve until the annual meeting in 2001 or until he is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at the annual meeting in 1999 or 2000, as the case may be.

We will vote your shares as you specify on the enclosed proxy form. If you sign, date and return the proxy form but do not specify how you want your shares voted, we will vote them FOR the election of the four nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

The Board of Directors held six meetings in 1997. All directors attended at least 75% of the meetings of the Board of Directors and the committees thereof of which they are members.

The following information regarding the nominees for director and each current director continuing in office is as of March 31, 1998.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2001


               RICHARD B. CHENEY, 57

               Chairman of the Board and Chief Executive Officer of Halliburton Company since 1995. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. He served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney was a Member of Congress from Wyoming from 1978 to 1989 and served as Assistant to the President and Chief of Staff for President Gerald Ford from 1975 to 1977. He is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company. Mr. Cheney has been a director of EDS since the consummation of the split-off (the "Split-Off") from General Motors Corporation ("GM") on June 7, 1996.

               GARY J. FERNANDES, 54

               Vice Chairman of EDS since June 1996, a director of EDS since 1981 and a member of the company's Office of the Chairman. Mr. Fernandes had been a Senior Vice President of EDS from October 1984 until June 1996. He has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary and of EDS Australia. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. He is a director of The Southland Corporation and John Wiley & Sons, Inc.

               C. ROBERT KIDDER, 53

               Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. He is a director of Borden, Inc., Morgan Stanley, Dean Witter, Discover & Co. and AEP Industries Inc. Mr. Kidder has been a director of EDS since the consummation of the Split-Off.

               ENRIQUE J. SOSA, 58

               Executive Vice President of Amoco Corporation, heading its chemicals sector, since October 1995. For greater than five years prior to that time, Mr. Sosa was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America. He has been a director of EDS since the consummation of the Split-Off.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1999

               LESTER M. ALBERTHAL, JR., 54

               Chief Executive Officer of EDS since December 1986, Chairman of the Board since June 1989 and a member of the company's Office of the Chairman. Mr. Alberthal has been a director of EDS since 1981. He joined EDS in 1968, became responsible for its health care division in 1974 and was named Senior Vice President with responsibility for the insurance group in 1979. Following the acquisition of EDS by GM in 1984, Mr. Alberthal led all non-GM North American operating groups. He served as President of EDS from April 1986 until June 1996. Mr. Alberthal is a director of Baker Hughes Incorporated.

               JAMES A. BAKER, III, 67

               Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as Secretary of State from January 1989 to August 1992, as Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985. He is a director of Houston Industries Incorporated as well as Princeton University, Rice University, Howard Hughes Medical Institute and The Woodrow Wilson International Center for Scholars. Mr. Baker has been a director of EDS since the consummation of the Split-Off.

               JUDITH RODIN, 53

               President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AMR Corporation and AETNA, Inc. Dr. Rodin has been a director of EDS since the consummation of the Split-Off.


TERM EXPIRING IN 2000

               WILLIAM H. GRAY, III, 56

               President and Chief Executive Officer of The College Fund/UNCF since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Municipal Bond Investors Assurance Corporation, Rockwell International Corporation, Union Pacific Corporation, CBS Corporation and Warner-Lambert Company. Mr. Gray has been a director of EDS since February 1997.

               RAY J. GROVES, 62

               Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he had held since 1977. He is a director of Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc. and LAI Inc. Mr. Groves has been a director of EDS since the consummation of the Split-Off.


               JEFFREY M. HELLER, 58

               President and Chief Operating Officer of EDS since June 1996, a director of EDS since 1983 and a member of the company's Office of the Chairman. Mr. Heller was a Senior Vice President of EDS from 1984 until June 1996. Mr. Heller joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Trammell Crow Company.


               RAY L. HUNT, 55

               Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Dresser Industries, Inc., Pepsico, Inc. and Ergo Science Corporation. He has been a director of EDS since the consummation of the Split-Off.


                      COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

Members:                 Ray J. Groves
                         Ray L. Hunt
                         Enrique J. Sosa

Number of Meetings
in 1997:                 5

Principal Functions:     Recommends to the Board the appointment of independent
                         auditors and reviews the scope and cost of proposed audit and non-audit services as well as the qualifications and independence of the independent auditors.

                         Reviews with independent auditors and internal audit staff the results of audits, any recommendations therefrom and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of EDS' internal financial controls and internal audit staff.

                         Reviews EDS' Form 10-K filed with the Securities and Exchange Commission (the "SEC"), programs established to monitor compliance with EDS' Code of Conduct, and status of material pending litigation or regulatory proceedings.

COMPENSATION AND BENEFITS COMMITTEE

Members:                 William H. Gray, III
                         Ray J. Groves
                         C. Robert Kidder

Number of Meetings
in 1997:                 6

Principal Functions:     Establishes the compensation of EDS' executive officers
                         and reviews recommendations made by the Chief Executive
                         Officer with respect to the stock-based compensation of certain other corporate officers.

                         Oversees EDS' employee benefit plans, reviews new employee benefit plans and significant amendments to existing plans, and administers all EDS stock based plans.

GOVERNANCE COMMITTEE

Members:                 James A. Baker, III
                         Richard B. Cheney
                         Judith Rodin

Number of Meetings
in 1997:                 3

Principal Functions:     Determines criteria for qualification of directors;
                         recommends to the Board candidates for director and for committee memberships; reviews management succession and development plans; recommends to the Board the election of the Chairman and the Chief Executive
                         Officer; and reviews the Chief Executive Officer's recommendations regarding the election of other principal officers.

                         Reviews Board processes and policies and makes recommendations regarding stockholder proposals.

                         Considers nominees for the Board of Directors recommended by stockholders. Any such recommendation must be made in accordance with the procedures described below under "Stockholder Proposals for 1999 Annual Meeting."


                              DIRECTOR COMPENSATION

A director who is also an employee of EDS is not entitled to any additional compensation for serving as a director. Each non-employee director of EDS receives annual cash compensation in the amount of $35,000, as well as $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board or a Board committee. In addition, pursuant to the 1996 EDS Incentive Plan each non-employee director receives, on an annual basis (i) options to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant and (ii) 500 shares of Common Stock. Such options and stock are subject to restrictions on sale which generally expire ratably over a three-year period. A director may elect each year to receive, in lieu of all or part of the fees he or she would otherwise receive in the next year, (i) non-qualified options to purchase Common Stock and/or (ii) a restricted stock award covering shares of Common Stock.

Under the EDS Deferred Compensation Plan for Non-employee Directors, a director may elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested either in cash or common stock. Fees deferred in cash earn interest at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service, compounded monthly. Fees deferred and treated as if they had been invested in common stock are deemed to have purchased shares of common stock on the effective date of the deferral at the then fair market value of the stock. All amounts accumulated in the account, including any interest or deemed dividends, are paid to the director in either a lump sum or in annual installments commencing upon
(i) the date of termination of his or her status as a director or (ii) the expiration of five years after such date. All non-employee directors currently participate in this plan.

MANAGEMENT STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of Common Stock and Common Stock equivalents as of March 17, 1998 by each director and nominee for director, the executive officers named in the Summary Compensation table below, and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

                                                                          Shares
                                                                        Beneficially     Share
Name                                                                      Owned(a)    Equivalents(b)
----                                                                    ------------  -------------
Lester M. Alberthal, Jr ..............................................     37,673           --
Gary J. Fernandes ....................................................     12,000           --
Jeffrey M. Heller ....................................................    265,287           --
John R. Castle, Jr ...................................................     28,218           --
Paul J. Chiapparone ..................................................    102,778           --
James A. Baker, III ..................................................      3,640        1,265
Richard B. Cheney ....................................................      1,000        1,169
William H. Gray, III .................................................        700          152
Ray J. Groves ........................................................      2,004        1,765
Ray L. Hunt ..........................................................     23,100        1,445
C. Robert Kidder .....................................................      2,300        3,022
Judith Rodin .........................................................      1,300        1,387
Enrique J. Sosa ......................................................      2,509        1,204
Directors and executive officers of EDS as a group (20 persons) ......    684,642       11,409


---------------------
(a) Excludes units granted under the 1996 Incentive Plan (including its predecessor plan) to Messrs. Alberthal, Fernandes, Heller, Castle and Chiapparone and all directors and executive officers as a group representing 741,000, 414,000, 464,000, 189,000, and 189,000 shares of unvested restricted Common Stock, respectively. All such units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1999 through the earlier of normal retirement or 2009.
(b) Represents director fee deferrals treated as invested in Common Stock pursuant to the Non-Employee Director Deferred Compensation Plan. See "Director Compensation."

As of March 17, 1998, the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly Rate Employees Pension Plan, c/o United States Trust Company of New York, 114 West 47th Street, New York, NY 10036, owned 126,537,219 shares of Common Stock, or approximately 25.7% of the outstanding Common Stock.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for EDS' executive officers, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee administers all compensation and benefit components for the executive officers including the establishment of performance targets and the payout of cash and equity awards under the executive short term and long term incentive plans. The Committee met six times in 1997 and routinely reported to the Board on its activities. Prior to the Split-off on June 7, 1996, the compensation of the executive officers was administered by GM and its Incentive and Compensation Committee.

Compensation Philosophy. The Committee has adopted a compensation philosophy based on the premise that executive officers should receive competitive compensation determined by reference to both EDS' performance and the individual's contribution to that performance. Compensation plans and programs are intended by the Committee to motivate and reward the executive officers for long-term strategic management and the enhancement of stockholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain the executive officers whose abilities are critical to the long-term success and competitiveness of EDS.

The Committee resolved that in determining compensation levels it should first evaluate executive officer compensation against independent survey data of comparator companies, with a key determinant being the compensation levels and pay practices in the technology industry. Because the Committee believes the market for EDS' executive officer talent is broader than the information technology services industry, the group of comparator companies, which consists of approximately 25 large global corporations, includes a few companies outside of the technology industry. The Committee's policy is to compensate the executive officers above the 50th percentile of the comparator group when EDS achieves its performance goals. EDS employs the services of an independent third party consultant to provide comparator group data.

The Committee has established three principal components of EDS' executive compensation structure: base salary; annual incentive compensation; and long-term incentive compensation. By allocating a significant portion of the total executive officer compensation package to annual and long-term incentive compensation, the Committee seeks to tie the executive officer's compensation to EDS' performance and link the executive officers' goals with the interests of the company's stockholders. In order to achieve the goal of compensating the executive officers above the 50th percentile of the comparator group when EDS achieves its goals, the Committee has adopted the following approach to base salary, annual incentive compensation and long-term incentive compensation.

Base Salary. Consistent with the compensation philosophy described above, the Committee targets the executive officers' base salaries at average rates paid by the comparator group. The Committee also reviews specific job responsibilities and the executive officers' contributions to organizational and corporate goals. Salary levels for executive officers are reviewed by the Committee on an annual basis, although they may or may not be adjusted each year. In 1997, the Committee increased base salaries for a limited number of the executive officers. The Committee did not increase the base salary for the Chief Executive Officer, Vice Chairman or Chief Operating Officer in 1997.

Annual Incentive Compensation. Annual incentive compensation, payable in the form of cash bonuses, reflects the Committee's policy that a significant portion of each executive officer's annual compensation be contingent upon the current performance of EDS. The Committee has approved an Executive Bonus Plan under the Incentive Plan pursuant to which demanding performance goals are established by the Committee at the beginning of each fiscal year and only if such targets are met will cash bonuses be made to the executive officers in respect of a performance year. Each year, the Committee determines the maximum amount of all bonuses under the Executive Bonus Plan for that year and establishes the performance objectives which must be obtained in order for such bonuses to be paid. It also determines the maximum amount of the bonus for each executive officer. These amounts are established consistent with the Committee's policy of compensating executive officers above the average levels of the comparator group when EDS achieves the performance goals established by the Committee. In establishing the amount of the bonus, if any, which will be paid to an executive officer at the end of each year, the Committee considers not only whether EDS has achieved the performance goals established by the Committee at the beginning of the year, but also the individual's performance for that year. No cash bonuses were paid to the Chief Executive Officer or any other executive officer in respect of 1997 because EDS did not meet the performance goals established by the Committee at the beginning of the year.

Long-Term Incentive Compensation. The Committee has determined to utilize both stock options and restricted stock as long-term incentive compensation because such awards link management and stockholder interests and motivate the executive officers to make long-term decisions that are in the best interest of EDS and its stockholders. Historically, EDS has used restricted stock grants as part of its long-term incentive program, with such grants made from time to time at two or three year intervals. All such grants vest over a period of time, normally ten years. Prior to 1997, the most recent grant of restricted stock to executive officers occurred in 1994 (other than a grant of restricted stock to the Chief Executive Officer in December 1996). The Committee approved a grant of restricted stock units to the senior leadership of EDS in January 1997, including the executive officers. In determining the number of shares of restricted stock awarded to each executive officer, the Committee considered the long-term incentive compensation paid by the comparator group, the executive's job responsibilities, the executive's expected role in EDS' future long-term performance, the number of unvested shares subject to previously granted restricted stock awards, and the Committee's goal of linking a significant portion of the compensation of EDS' executive officers to the future performance of the Common Stock. These restricted stock awards will vest with respect to each executive officer ratably over an extended period of time, subject to the executive's continued employment, although the Committee may defer a scheduled vesting if EDS has not achieved the performance goals established at the beginning of a year. At year end, as a result of not meeting performance goals in 1997, the Committee decided to exclude the 1996 and 1997 grants for executive officers from the scheduled vesting in 1998.

Chief Executive Officer Compensation. The process of administering the compensation of the Chief Executive Officer generally takes into consideration the same factors used for other executive officers but also includes a formal evaluation by the Board of Directors. The Chief Executive Officer has a higher percentage of compensation at risk compared to the other executive officers. No adjustments were made to the salary of the Chief Executive Officer in 1997 even though the committee determined that the current salary level was lower than that of comparable positions in the comparator group. As stated above, no annual incentive bonus was paid to the Chief Executive Officer in respect of 1997 because EDS did not meet the performance goals set by the Committee at the beginning of the year. In addition, as discussed above, because EDS did not meet the performance targets established by the Committee at the beginning of 1997, the Committee has determined that none of the shares covered by the 1996 or 1997 restricted stock grants to the Chief Executive Officer would vest in 1998.

Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. The Committee intends to structure annual cash bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards "performance-based" compensation to the extent practicable, although restricted stock awards under the Incentive Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation. The Committee anticipates that the $1 million level will be exceeded in every year with respect to the Chief Executive Officer and other executive officers.


                                    COMPENSATION AND BENEFITS COMMITTEE
                                    C. Robert Kidder, Chairman
                                    William H. Gray, III
                                    Ray J. Groves

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Benefits Committee is composed of C. Robert Kidder, William
H. Gray, III, and Ray J. Groves, none of whom are employees or current or former officers of EDS.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1993. As a result of the Split-off, each share of GM Class E Common Stock was converted into one share of EDS Common Stock effective June 7, 1996. Accordingly, the return on Common Stock in the following graph assumes an investment of $100 in the GM Class E Common Stock on January 1, 1993.

THIS GRAPH IS PRESENTED IN ACCORDANCE WITH SEC REQUIREMENTS. YOU ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THIS INFORMATION, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS A FORECAST OF FUTURE FINANCIAL PERFORMANCE.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

               EDS COMMON STOCK
              (GM CLASS E COMMON                     GOLDMAN SACHS TECHNOLOGY
           STOCK PRIOR TO SPLIT-OFF)     S&P 500        SERVICES INDEX
           -------------------------     -------     -----------------------
1/1/93               100                   100                 100

1/1/94                89                   110                 110

1/1/95               120                   112                 134

1/1/96               164                   153                 190

6/7/96               181                   169                 226

1/1/97               138                   188                 216

1/1/98               143                   251                 249


Notwithstanding any statement in any of EDS' filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and Performance Graph are not incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 1997.

                                                                                           LONG TERM
                                                     ANNUAL COMPENSATION              COMPENSATION AWARDS
                                          -----------------------------------------  ------------------------
            NAME AND                                                                 RESTRICTED                      ALL
   PRINCIPAL POSITION DURING                                         OTHER ANNUAL      STOCK         OPTIONS/       OTHER
              1997                YEAR     SALARY(a)     BONUS(b)   COMPENSATION(c)   AWARDS(d)      SARS (#)   COMPENSATION (e)
------------------------------    ----    ----------    ----------  ---------------  ----------      --------   ----------------
Lester M. Alberthal, Jr., ....    1997    $  850,000           -0-    $   19,318    $12,918,750           -0-    $   56,107
   Chairman of the Board          1996       733,333    $1,000,000       207,298      6,750,000       950,000        33,785
   and Chief Executive Officer    1995       675,000     1,000,000        10,902            -0-           -0-        33,126

Gary J. Fernandes, ...........    1997       500,000           -0-        11,919     10,765,625           -0-        33,732
    Vice Chairman                 1996       386,667       575,000        67,064            -0-       500,000        17,935
                                  1995       330,000       575,000         2,113            -0-           -0-         9,026

Jeffrey M. Heller, ...........    1997       500,000           -0-        15,466     10,765,625           -0-        64,994
    President and Chief           1996       423,333       550,000        66,523            -0-       500,000        39,282
    Operating Officer             1995       385,000       550,000        11,498            -0-           -0-        48,588


John R. Castle, Jr., .........    1997       445,000           -0-         5,822      4,306,250           -0-        19,532
    Executive Vice President      1996       386,667       300,000        64,803            -0-       160,000        20,468
                                  1995       370,000       450,000         1,592            -0-           -0-         8,048


Paul J. Chiapparone, .........    1997       425,000           -0-        11,114      4,306,250           -0-        51,454
    Executive Vice President      1996       346,667       400,000        88,947            -0-       200,000        34,655
                                  1995       320,000       460,000         2,725            -0-           -0-        21,231

----------------------------
(a) The increase in salary for Messrs. Alberthal, Fernandes and Heller in 1997 compared to 1996 is due to increases which became effective in the latter part of 1996. Such persons did not receive salary increases in 1997.
(b) Represents bonuses earned by the named executives with respect to the year indicated. Of the amount reported for any year, 50% is paid during the following year and 25% is paid during each of the next two following years, subject to certain conditions regarding the continuation of the named executive's employment.
(c) Amount for 1996 includes for Mr. Alberthal $53,096 for personal use of corporate aircraft and $83,845 for security services and equipment provided at his residence; for Mr. Chiapparone $23,566 for security services and equipment provided at his residence; and for each of the named executive officers approximately $42,000 in respect of one-time awards in connection with the Split-Off.
(d) The amounts set forth for 1997 represent awards of the following number of shares of restricted stock to the named executive officers on January 3, 1997: Mr. Alberthal, 300,000 shares; Mr. Fernandes, 250,000 shares; Mr. Heller, 250,000 shares; Mr. Castle, 100,000 shares; and Mr. Chiapparone, 100,000 shares. Such shares will vest ratably over each of the following 10 years (or 5 years with respect to Mr. Chiapparone's shares) subject to the achievement by EDS of performance goals. Shares which do not vest in any year due to failure to achieve such goals will vest not later than 2007. As of December 31, 1997, the number and fair market value of the aggregate units representing shares of unvested restricted Common Stock held by the named executive officers were: Mr. Alberthal, 799,000 shares, $35,106,063; Mr. Fernandes, 446,000 shares, $19,596,125; Mr. Heller, 506,000 shares,
     $22,232,375; Mr. Castle, 211,000 shares, $9,270,813; and Mr. Chiapparone,
     231,000 shares, $10,149,563. All such restricted stock units have been granted pursuant to the Incentive Plan (or its predecessor) and are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1998 through the earlier of normal retirement or 2009. Dividend equivalents are paid to the named executive officers with respect to such restricted stock units in the amount and at the time of the payment of dividends on the Common Stock.
(e) Consists of (i) payments by EDS of premiums under certain life insurance policies the proceeds of which may be applied toward the continuation of salary payments for the benefit of the named executives' surviving spouse and (ii) the imputed value of outstanding non-interest bearing loans to the named executives during 1997 for the payment of withholding taxes required as a result of the vesting of restricted stock units under the Incentive Plan. See "Certain Transactions."


EDS RETIREMENT PLAN

The following table indicates the estimated annual benefits payable to the named executive officers upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the "Retirement Plan") and the EDS Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code. Benefits under the Supplemental Plan can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

                   PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS
                      UNDER THE EDS RETIREMENT PLAN AND THE
                              EDS SUPPLEMENTAL PLAN


                                          YEARS OF SERVICE
----------------------------------------------------------------------------------------------
FINAL AVERAGE
  EARNINGS         5             10           15           20             25              30
----------    ----------    ----------    ----------    ----------    ----------    ----------
$  600,000    $   48,936    $   97,873    $  146,809    $  195,745    $  244,682    $  293,618
$  800,000    $   65,636    $  131,273    $  196,909    $  262,545    $  328,182    $  393,818
$1,000,000    $   82,336    $  164,673    $  247,009    $  329,345    $  411,682    $  494,018
$1,200,000    $   99,036    $  198,073    $  297,109    $  396,145    $  495,182    $  594,218
$1,400,000    $  115,736    $  231,473    $  347,209    $  462,945    $  578,682    $  694,418
$1,600,000    $  132,436    $  264,873    $  397,309    $  529,745    $  662,182    $  794,618

As of December 31, 1997, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for each of the named executive officers were as follows: Mr. Alberthal, $1,451,167--30 years; Mr. Fernandes, $766,750--29 years; Mr. Heller, $819,083--30 years; Mr. Castle, $725,833--9 years; and Mr. Chiapparone, $708,879--31 years. The total annual benefit for an executive may not exceed the executive's highest annual salary. The salary for the most recent year considered in the calculation of the sum of the averages of salary and bonus income, which is reported here as final average earnings, is found in the Summary Compensation Table above under the column labeled "Salary" and the bonus received for the most recent year considered in such calculation is as follows:
Mr. Alberthal--$970,000; Mr. Fernandes--$550,000; Mr.
Heller--$531,250; Mr. Castle--$368,750; and Mr. Chiapparone--$421,250.

"Earnings" under the Retirement Plan generally refer to total annual cash compensation (up to $160,000 for 1997 as limited by the Internal Revenue Code), together with any salary reduction contributions to the EDS Deferred Compensation Plan and EDS Flexible Benefits Plan, and excludes benefits under the Incentive Plan and extraordinary compensation (such as moving allowances). Benefits under the Retirement Plan generally equal (i) 55% of the participant's final average earnings (based on the highest five consecutive years of includible earnings within the last ten years of employment), less the maximum offset allowance that can be deducted from final average earnings as determined under the Internal Revenue Code, multiplied by (ii) the participant's years of credited benefit service (not to exceed 30), divided by 30. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected. The benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan, will generally equal (i) 50% of the average of the participant's total compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. Such benefits are payable in the form of a single or joint survivor life annuity.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

EDS has entered into change of control employment agreements ("Employment Agreements") with each of its executive officers (each, an "Executive") and certain of its other officers. These agreements generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive will be continued for a period of five years (the "Employment Period").

The employment rights of an Executive under the Employment Agreements are triggered by either a "Change of Control" or a "Potential Change of Control." Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if either
(a) the EDS Board of Directors determines that a Change of Control is not likely or (b) the Executive elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence of any of the following: (i) any person, other than exempt persons (including employee benefit plans), becomes a beneficial owner of 15% or more of EDS' voting stock; (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent board members; (iii) the approval by stockholders of a reorganization, merger or consolidation in which (x) existing EDS stockholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by stockholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS stockholders, (y) no person (other than exempt persons) would own more than 15% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. A "Potential Change of Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

Throughout the Employment Period, each Executive's position, authority and responsibilities will not be diminished from the most significant held by the Executive at any time during the 90-day period immediately prior to the commencement of the Employment Period, and the Executive's compensation will continue on a basis no less favorable than it had been during the same period.

The Employment Agreements provide that an Executive's Employment Period terminates (i) automatically upon the Executive's death or after 180 days of his or her continuing "Disability", (ii) at EDS' option if the Executive is terminated for "Cause" and (iii) at the Executive's option at any time for "Good Reason" (as such terms are defined in the Employment Agreements) or for any reason during the 180-day period beginning 60 days after a Change of Control (a "Window Period"). If an Executive's employment is terminated for any reason during a Window Period or for Good Reason at any time, the Executive will be entitled to receive the following: (i) the employee benefits earned as of the date of termination; (ii) his or her then current salary and bonus throughout the remainder of the Employment Period; (iii) the cash value of his or her retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the options, restricted stock and other compensatory awards the Executive would have received had his or her employment continued; and (v) continued coverage under welfare benefit plans until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and their term will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the Employment Period or the six-month period prior to the date upon which such period commenced. Upon the death of an Executive (other than during a Window Period), his or her legal representatives will be entitled to receive the following:

(i) the employee benefits earned as of the date of death, (ii) the Executive's then current salary for one year from the date of death, and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable and the term thereof will be extended for up to one year following death. The Executive's legal representatives may elect to cash out equity-based awards at the highest price per share of Common Stock paid by specified persons during the Employment Period or the six-month period prior to the date upon which such period commenced. Upon termination of employment due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon termination by reason of death. If an Executive's employment is terminated, other than during a Window Period,
(i) by EDS for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits earned as of the date of termination.


CERTAIN TRANSACTIONS

Prior to 1998, upon the vesting of restricted stock units granted to executive officers under the Incentive Plan, EDS advanced on their behalf the applicable withholding taxes payable in respect of such vesting. The officers had up to 60 days to repay EDS for such amounts, although that period was extended by EDS for as long as the officer was in possession of material insider information regarding EDS and restricted from selling Common Stock in market transactions. No interest accrued on the amounts advanced. The largest amount payable to EDS by its executive officers at any time since January 1, 1997 in respect of these advances is as follows: Lester M. Alberthal, Jr. -- $959,371; Hartmut Burger -- $183,989; John R. Castle, Jr. -- $289,125; Paul J. Chiapparone -- $551,967; J.
Coley Clark -- $264,304; Gary J. Fernandes -- $591,907; Joseph M. Grant -- $236,557; Jeffrey M. Heller -- $768,064; Dean Linderman -- $551,967; Gary B.
Moore -- $151,134; G. Stuart Reeves -- $473,114; and Edward V. Yang -- $190,942.
This policy of advancing amounts in respect of withholding taxes has been discontinued and no such amounts were outstanding at March 31, 1998. Messrs. Linderman and Grant resigned as officers of EDS effective January 24, 1998 and March 31, 1998, respectively.

James A. Baker, III, a director of EDS, is a senior partner of the law firm of Baker & Botts, L.L.P. EDS retained Baker & Botts, L.L.P. to provide various legal services to EDS during 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

EDS' directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Copies of these reports must also be furnished to EDS. Based on an examination of these reports and on written representations provided to EDS, EDS believes that all such reports were timely filed in 1997.


               PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP as EDS' independent auditors for the year ending December 31, 1998. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Annual Meeting. KPMG Peat Marwick LLP has been EDS' auditors since 1984. If the appointment is not approved, the Board of Directors will reconsider its appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR 1998.

                  PROPOSAL 3: STOCKHOLDER PROPOSAL RELATING TO
                     APPOINTMENT OF INDEPENDENT CHAIRPERSON

The California Public Employees Retirement System, P.O. Box 942707, Sacramento, California 94229, the owner of approximately 2,394,740 shares of Common Stock, has advised EDS that it intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and EDS accept no responsibility, are set forth below.

                      PROPOSAL FOR INDEPENDENT CHAIRPERSON

RESOLVED, that the stockholders of Electronic Data Systems Corporation (the "Company") recommend that the Board of Directors take steps necessary to amend the Company's Bylaws to require that the Board's Chairperson be an Independent Director. For purposes of this proposal, the term "Independent Director" means a director who: has not been employed by the Company in an executive capacity within the last five years; is not, and is not affiliated with a company that is, an advisor or consultant to the Company; is not affiliated with a significant customer or supplier of the Company; has no personal services contract(s) with the Company or the Company's senior management; is not affiliated with a not-for-profit entity that receives significant contributions from the Company; within the last five years, has not had any business relationship with the Company (other than service as a director) for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission; is not employed by a public company at which an executive officer of the Company serves as a director; has not had a relationship described above with any affiliate of the Company; and is not a member of the immediate family of any person described above. This provision may only be amended by the affirmative vote of the holders of the outstanding common stock of the Company.

                              SUPPORTING STATEMENT

How important is the Board of Directors? As a trust fund with approximately 1,049,000 participants, and as owner of some 2,394,000 shares of the Company's stock, we believe that the Board - and most particularly its Chairperson - is of paramount importance. Therefore, we are sponsoring this proposal which urges the Board to amend the Company's bylaws so that the Board's leader will be a person who is independent of the Company and its officers. This proposal seeks to promote strong, objective leadership on the Board.

A Board must formulate corporate policies and monitor management's implementations of those policies. The Chairperson is responsible for leading the Board in these tasks, and ensuring that directors are given the information necessary to perform their duties. When the Board's Chairperson is also an officer, employee or otherwise closely related to the Company's management, it is difficult to objectively perform this monitoring and evaluation function. An independent Chairperson would best ensure that the interests of stockholders are served, rather than the interests of management.

The benefits of independent directors are generally well accepted. The New York Stock Exchange requires that at least two members of the board of a listed company, and all members of the company's audit committee, must meet the Exchange's standards of independence. The Investment Company Act of 1940 (the law that governs the activities of investment companies) also includes an independent director provision, generally requiring investment company boards to be comprised of at least 40 percent "disinterested" directors.

Please VOTE FOR THIS PROPOSAL.

                                -----------------

                        THE BOARD OF DIRECTORS RECOMMENDS
             A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The purpose of the this proposal is to promote effective Board oversight of management. Your Board, which includes eight non-management directors among its eleven members, strongly believes that the active involvement and leadership of ALL non-management directors is essential to effective corporate oversight. Consistent with this belief, the Board has for some time followed a practice through which all non-management directors meet separately without any members of management present at each regularly scheduled Board meeting. It is the Board's experience in these meetings that leads it to the conclusion that management oversight is more effectively accomplished through means other than by promoting one non-management director to a position of greater prominence than all others.

The Board believes that the functions performed by the three Committees of the Board, each of which is composed exclusively of non-management directors, also serve as effective means of exercising management oversight and make a non-management Chairman unnecessary. The Governance Committee, in conjunction with the Compensation and Benefits Committee, leads the annual evaluation of the Chief Executive Officer's performance in which all non-management Board members participate; the Governance Committee also recommends candidates for Board and Committee membership and monitors and recommends improvement of the company's governance practices. The Compensation and Benefits Committee establishes executive compensation, including the compensation of the Chief Executive Officer, and provides oversight of employee compensation practices and employee benefits. The Audit Committee provides oversight of the company's accounting and financial reporting practices. The duties of these Committees are described in greater detail elsewhere in this Proxy Statement.

The Board believes that no meaningful additional measure of oversight would be provided by a non-executive Chairman. In fact, the Board believes that the separation of the positions of Chairman and Chief Executive Officer would have a detrimental impact on the company by undermining the effectiveness of the Chief Executive Officer and creating confusion among EDS' customers and its employees regarding the company's management and strategic direction. This could be particularly disadvantageous for a professional services business such as EDS, whose customers and potential customers enter into long-term contracts for the critical business services EDS offers and are thus particularly interested in the strategic direction and stability of their service provider.

It is for the foregoing reasons that the practice of separating the positions of Chairman and Chief Executive Officer is not widespread. Indeed, some well known companies who formerly had non-executive Chairmen have since abandoned this approach and re-combined the offices of Chairman and Chief Executive Officer.

As part of its proposal that the Chairman be an "independent director," the proponent has further proposed a definition of independence which would result in a mechanical application of rigid and formulistic rules. Earlier this year, your Board formally adopted a definition of director independence which is modeled after the New York Stock Exchange's definition and ensures that a determination of director independence is based upon a careful consideration of all relevant facts and circumstances.

The Board believes that the interests of EDS and its stockholders are best served at this time through the experienced leadership and ability for decisive action afforded by a full-time Chairman and Chief Executive Officer, subject to effective oversight by all non-management directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Under SEC rules, stockholder proposals intended to be presented at the 1999 Annual Meeting and included in the proxy materials for that meeting must be received no later than December 7, 1998. Proposals may be mailed to the Secretary of EDS at 5400 Legacy Drive, Mail Stop H2-8W-40, Plano, Texas 75024-3199.

Our By-laws provide for certain procedures which stockholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. Generally, the stockholder must notify the Secretary of EDS of the proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the stockholder and of any other stockholders known by such stockholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. Copies of our Bylaws are available from the Secretary of EDS.

We currently expect that the 1999 Annual Meeting will be held on May 25, 1999, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy materials, which as noted above must be received by December 7, 1998) must be given by stockholders by February 24, 1999.


                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. However, if any other matter calling for a vote of stockholders is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

A COPY OF EDS' ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SEC WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO EDS INVESTOR RELATIONS, 5400 LEGACY DRIVE, MAIL STOP H1-2D-05, PLANO, TEXAS 75024-3199. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ELECTRONICALLY ON EDS' INTERNET WEB SITE AT HTTP://WWW.EDS.COM.


                                         By order of the Board of Directors,

                                         /s/ D. GILBERT FRIEDLANDER

                                         D. Gilbert Friedlander
                                         Senior Vice President, Secretary
                                         and General Counsel

April 6, 1998

--------------------------------------------------------------------------------

                                ADMISSION TICKET

                                      EDS
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1998
                          THE PLANO CONVENTION CENTRE
                          2000 E. SPRING CREEK PARKWAY
                               PLANO, TEXAS 75074

                                     [MAP]

TAKE CENTRAL EXPRESSWAY (U.S. INTERSTATE 75) TO EXIT 31 (SPRING CREEK PARKWAY). HEAD EAST ON SPRING CREEK PARKWAY TO PLANO CONVENTION CENTRE, LOCATED ON THE SOUTHWEST CORNER OF SPRING CREEK PARKWAY AND JUPITER ROAD.

--------------------------------------------------------------------------------

                         PROXY/VOTING INSTRUCTION CARD

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRONIC DATA
   SYSTEMS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1998

     The undersigned hereby authorizes Lester M. Alberthal, Jr., Gary J. Fernandes, Jeffrey M. Heller, and D. Gilbert Friedlander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, TX 75074 on May 20, 1998 at 1:00 PM, or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

     THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD IN THE EDS DEFERRED COMPENSATION PLAN, THE EDS STOCK PURCHASE PLAN, THE GM SAVINGS STOCK PURCHASE PROGRAM, THE GM PERSONAL SAVINGS PLAN, PUERTO RICO SAVINGS PLAN, AND THE SATURN PERSONAL CHOICES SAVINGS PLAN, AND THE UNDERSIGNED HEREBY AUTHORIZES THE RESPECTIVE TRUSTEES/ADMINISTRATORS OF SUCH PLANS TO VOTE THE SHARES HELD IN THE UNDERSIGNED'S ACCOUNTS.


                                        ELECTRONIC DATA SYSTEMS CORPORATION
                                        P.O. BOX 11198
                                        NEW YORK, N.Y. 10203-0198

Address Change/Comments:
                        --------------------------------------------------------

--------------------------------------------------------------------------------
(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE BOXES FOR "COMMENTS/CHANGE OF ADDRESS" ON THE REVERSE SIDE OF THIS CARD SO THAT YOUR COMMENTS CAN BE DIRECTED TO THE APPROPRIATE GROUP FOR REVIEW.)
                                   (CONTINUED, AND PLEASE SIGN ON REVERSE SIDE.)

                                                                             EDS

                         VOTE BY TELEPHONE OR INTERNET
                          24 HOURS A DAY, 7 DAYS A WEEK


Dear Stockholder:

Electronic Data System Corporation offers you the convenience of telephone or internet voting. Your telephone or internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: CALL TOLL-FREE FROM A TOUCH-TONE TELEPHONE 1-888-221-0695 (ONLY
               AVAILABLE IN THE UNITED STATES) ANYTIME. THERE IS NO CHARGE FOR THIS CALL. YOU WILL BE ASKED TO ENTER A CONTROL NUMBER WHICH IS LOCATED IN THE BOX BELOW MARKED "CONTROL NUMBER."

   OPTION 1:   To vote as the Board of Directors recommends on ALL items, press
               1.

   OPTION 2:   If you choose to vote on each item separately, press 0.  You will hear these instructions:


        ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. (to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and follow the instructions.)
        ITEM 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
        ITEM 3:  TO vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

   WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.
VOTE BY INTERNET: The web address is http://eds.proxyvoting.com


                                           IF YOU HAVE SUBMITTED YOUR PROXY
                                             BY TELEPHONE OR THE INTERNET
                                               THERE IS NO NEED FOR YOU
                                                TO MAIL BACK YOUR PROXY.


                                                  THANK YOU FOR VOTING!
        NO TYPE HERE-- LABEL HERE

                                                    CONTROL NUMBER
YOUR VOTE IS IMPORTANT!!!
PLEASE VOTE BY TELEPHONE OR INTERNET OR RETURN
THE ATTACHED PROXY CARD.


     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
------------------------------------------------------------------------------------------------------------------------------------
[    ]

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.)        (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.)
------------------------------------------------------------------------------------------------------------------------------------
1. Election of Directors. The Board of Directors recommends a                                    FOR          AGAINST        ABSTAIN
vote "FOR" the nominees listed below:                              3. Stockholders' Proposal
                                                                   California Public Employees   [  ]           [  ]           [  ]
Nominees:  01- Richard B. Cheney   02- Gary J. Fernandes           Retirement System-
03- C. Robert Kidder  04- Enrique J. Sosa                          Appoint Independent Chairperson
                                                                   -----------------------------------------------------------------


FOR  [  ]       WITHHOLD   [  ]             [  ]                   To include any comments             If you do not want to
ALL             FOR ALL         EXCEPTIONS                         or change of address mark           receive an Annual Report
                                                                   this box and use the         [  ]   for this account, please [  ]
                                                                   reverse side.                       mark this box.

EXCEPTIONS
          -----------------------------------------------------    If you are interested in            I plan to attend the
INSTRUCTIONS: To withhold authority to vote for any individual     accessing the Annual Report         Annual Meeting.          [  ]
nominee(s), mark the "exceptions" box and write the                and Proxy Statement          [  ]
name(s) in the space provided above.                               electronically in the future
                                                                   please mark this box.

2. Directors' Proposal               FOR    AGAINST    ABSTAIN
Ratification of appointment of
auditors                             [  ]     [  ]       [  ]
                                                                   Please sign exactly as name or names appear on this proxy.
                                                                   When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title.
                                                                   If more than one trustee, all should sign.

                                                                   Dated
                                                                        ---------------------------------------------, 1998

                                                                   --------------------------------------------------------------
                                                                                        Signature

                                                                   --------------------------------------------------------------
                                                                                        Signature
